As filed with the Securities and Exchange Commission on March 20, 1998.
                                                      Registration No. 333-48147

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              -------------------

                                Amendment No. 1
                                       to
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933

                              -------------------

                            THE FORTRESS GROUP, INC.
             ------------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)


               Delaware                                  54-1774997
  ---------------------------------         ------------------------------------
    (State or Other Jurisdiction            (I.R.S. Employer Identification No.)
  of incorporation or Organization)

                        1650 Tysons Boulevard, Suite 600
                             McLean, Virginia 22102
                                 (703) 442-4545

    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                Jamie M. Pirrello
                            The Fortress Group, Inc.
                        1650 Tysons Boulevard, Suite 600
                             McLean, Virginia 22102
                                 (703) 442-4545

           (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    Copy to:
                            Jeffrey E. Jordan, Esq.
                     Arent Fox Kintner Plotkin & Kahn, PLLC
                         1050 Connecticut Avenue, N.W.
                           Washington, DC 20036-5339
                                 (202) 857-6473

Approximate date of commencement of proposed sale to the public: As soon as practicable on or after the effective date of this Registration Statement

                              -------------------

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

                              -------------------

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. /x/

                              -------------------

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


                                         CALCULATION OF REGISTRATION FEE
=====================================================================================================================
                                                          Proposed                 Proposed
                                       Amount              Maximum                  Maximum               Amount of
      Title of Each Class of           to be           Aggregate Price              Aggregate           Registration
   Securities to be Registered      Registered           Per Unit(1)            Offering Price(1)           Fee(2)
---------------------------------------------------------------------------------------------------------------------
  Common Stock, $.01 par value       6,366,192              $5.00                 $31,830,960               $9,440
=====================================================================================================================

(1) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c).

(2) Registration fee of $9,145 was paid concurrent with the filing of the Form S-3 dated March 17, 1998.

================================================================================

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                   SUBJECT TO COMPLETION, DATED MARCH 20, 1998

PROSPECTUS

                            THE FORTRESS GROUP, INC.


                        6,366,192 Shares of Common Stock


         The Common Stock of The Fortress Group, Inc. (the "Company" or "Fortress"), par value $0.01 per share (the "Common Stock") offered hereby is held by the Selling Securityholders (as defined herein) who may from time to time offer for sale such shares of Common Stock. See "Selling Securityholders." The Company will not receive any proceeds from the sale by the Selling Securityholders of the Common Stock.


         The Common Stock is listed on the Nasdaq National Market under the symbol "FRTG." On March 19, 1998, the last reported sale price of the Common Stock reported on the Nasdaq National Market was $5.00 per share. See "Price Range of Common Stock."


                         -------------------------------

         See "Risk Factors" beginning on page 5 for certain information that should be considered by prospective investors.

                         -------------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              --------------------


         Any or all of the Common Stock offered hereby may be sold from time to time to purchasers directly by a Selling Securityholder. Alternatively, a Selling Securityholder may from time to time offer any or all of the Common Stock to or through underwriters, dealers, brokers or other agents. In addition, the Selling Securityholders and/or any underwriter, broker, dealer or other agent may engage in hedging transactions with respect to the Common Stock. In connection with such transactions, shares of Common Stock offered hereby may be sold or delivered to cover any short positions resulting from such transactions. The Company will pay the expenses of this offering estimated at $23,340. The Common Stock offered hereby may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by a Selling Securityholder or by agreement between a Selling Securityholder and its underwriters, dealers, brokers or other agents.


         Any underwriters, dealers, brokers or other agents to or through whom Common Stock offered hereby is sold may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a Selling Securityholder and/or purchasers of Common Stock for whom they may act. In addition, a Selling Securityholder and any such underwriters, dealers, brokers or other agents as agent or to whom they may sell as principal, or both (which compensation to a particular underwriter, broker, dealer or other agent might be in excess of customary commissions) may be deemed to be underwriters under the Securities Act, and any profits on the sale of Common Stock by them and any discounts, commissions or concessions received by any of such persons may be deemed to be underwriting discounts and commissions under the Securities Act. Those who act as underwriter, broker, dealer or other agent in connection with the sale of the Common Stock will be selected by a Selling Securityholder and may have other business relationships with the Company and its subsidiaries or affiliates in the ordinary course of business. The Company cannot presently estimate the amount of any such discounts, commissions or concessions. The Company knows of no existing arrangements between the Selling Securityholders and any underwriter, dealer, broker or other agent. See "Plan of Distribution."


                 The date of this Prospectus is March __, 1998.


================================================================================

No person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under the circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or thereof or that the information contained herein or therein is correct as of any time subsequent to the date of such information.

                                TABLE OF CONTENTS



                                                                 Page
        Available Information                                      2
        Documents Incorporated by Reference                        3
        The Company                                                4
        Risk Factors                                               5
        Price Range of Common Stock                                9
        Use of Proceeds                                            9
        Selling Securityholders                                   10
        Plan of Distribution                                      11
        Legal Matters                                             12
        Experts                                                   12



                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the Exchange Act), and the rules and regulations promulgated thereunder, and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the Commission). Such reports, proxy statements and other information filed by the Company with the Commission, including the Registration Statement on Form S-3 of which this Prospectus is a part, may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, Seven World Trade Center, New York, New York 10048 and Chicago Regional Office, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such filings are also available from the Commission's site on the World Wide Web located at www.sec.gov. The Common Stock is traded in the over-the-counter market and is quoted in the Nasdaq National Market. Copies of the Company's reports, proxy statements and other information filed with the Commission can also be inspected at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

         The Company has filed with the Commission a Registration Statement on Form S-3 (herein, together with all information incorporated by reference therein and amendments and exhibits thereto, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the Securities Act), with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth or incorporated by reference in the Registration Statement, certain parts of which are omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information regarding the Company and the securities offered hereby, reference is made to the Registration Statement.

                      DOCUMENTS INCORPORATED BY REFERENCE

         The following documents previously filed by the Company with the Commission (File No. 0-28024) pursuant to the Exchange Act are incorporated herein by this reference and are made part of this Prospectus:

         (1) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and as amended by Form 10-K/A;

         (2) The Company's Quarterly Reports on Form 10-Q for the quarter ended March 31, 1997 and on Form 10-Q and Form 10-Q/A for the quarters ended June 30, 1997 and September 30, 1997;

         (3) The Company's Current Report on Form 8-K, dated March 17, 1997 and as amended by Amendment No. 1 dated May 15, 1997;

         (4) The Company's Current Report on Form 8-K, dated April 24, 1997;

         (5) The Company's Current Report on Form 8-K, dated August 18, 1997 and as amended by Form 8-K/A dated October 6, 1997;

         (6) The Company's Current Report on Form 8-K, dated September 10, 1997 and as amended by Form 8-K/A dated November 10, 1997;

         (7) The Company's Current Report on Form 8-K, dated March 16, 1998;

         (8) The Company's Proxy Statement dated February 19, 1998;

         (9) The Company's Registration Statement on Form 8-A dated March 20, 1996.

         All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to termination of the offering of the Common Stock shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date any such document is filed. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request, a copy of any and all of the documents incorporated by reference herein, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Any such request may be directed to The Fortress Group, Inc., Attention: Brian S. Buchanan, at the Company's principal executive offices, which are located at 1650 Tysons Boulevard, Suite 600, McLean, Virginia 22102, telephone number (703) 442-4545.

                                  THE COMPANY

         The Fortress Group, Inc. (the "Company" or "Fortress") is a national homebuilding company engaged in designing, building and selling single family homes in the metropolitan areas surrounding a diversified group of cities in the United States. The Company offers high-quality, innovative homes, targeting a diverse range of market segments including the first-time, entry-level buyer, move-up buyer and executive/luxury home buyer. The Company markets a wide range of single family detached and attached homes ranging in size from 1,000 square feet to 6,000 square feet at prices ranging generally from $70,000 to $800,000.

         The Company was formed in June 1995 to create a national homebuilding company through the simultaneous acquisition of four homebuilding companies and an initial public offering of the Company's equity and debt securities (the Offerings). The acquisitions and the Offerings were completed in May 1996. The acquired companies became wholly-owned subsidiaries of Fortress and as a group are referred to as the Combined Predecessor Companies or the Founding Builders. Substantially all of the former owners of the Founding Builders remain as senior managers of the Company. Each of the Founding Builders continues to be operated locally under its original name. In 1996, subsequent to closing on the acquisitions and the Offerings, the Company acquired two additional homebuilding companies; in 1997, an additional four companies were acquired. The Company has closed two acquisitions to date in 1998.

         The Company's homebuilding operations are currently conducted in the following market areas:

          STATES                    MARKET AREAS
          ------                    ------------
          Arizona                   Tucson
          Colorado                  Denver, Fort Collins
          Florida                   Jacksonville
          Missouri                  St. Louis
          Nevada                    Las Vegas
          North Carolina            Raleigh-Durham, Wilmington, Charlotte
          Pennsylvania              Philadelphia
          South Carolina            Myrtle Beach, Charleston
          Texas                     Austin, San Antonio
          Virginia                  Loudoun County
          Wisconsin                 Janesville, Madison, Milwaukee

Additionally, the Company has mortgage operations in Colorado, Nevada, North Carolina, Pennsylvania, South Carolina and Texas.

         The Company believes it is positioned for continued success in the homebuilding industry because of (i) its established operations in attractive housing markets; (ii) its ability to enhance profitability through an improved capital structure and certain operating synergies; (iii) its management expertise both in homebuilding generally and its specific target and geographic markets; (iv) diversification of its geographic markets and products; (v) its conservative land acquisition policies; and (vii) its ability to expand both within its existing markets and through acquiring other local homebuilding companies located in other strong housing markets.

         The Company's principal executive offices are located at 1650 Tysons Boulevard, Suite 600, McLean, Virginia 22102, and its telephone number at that address is (703) 442-4545.

                                  RISK FACTORS

         Prospective investors should carefully consider, among other factors, the following:

         Competition and Market Factors. The development and sale of residential property is highly competitive and fragmented. The Company competes for residential sales with national, regional and local developers and homebuilders, resales of existing homes and, to a lesser extent, condominiums and available rental housing. The Company's competitors include a number of large national and regional homebuilding companies and small local homebuilding companies, some of which may have greater financial resources, easier access to capital markets and/or lower costs than the Company. Competition among both small and large residential homebuilders is based on a number of interrelated factors, including location, reputation, amenities, design, quality and price.

         The homebuilding industry is cyclical and affected by consumer confidence levels, prevailing economic conditions in general and by job availability and interest rate levels in particular. A variety of other factors affect the homebuilding industry and demand for new homes, including changes in costs associated with home ownership such as increases in property taxes and energy costs, changes in consumer preferences, demographic trends and the availability of and changes in mortgage financing programs. In addition, homebuilders are subject to various risks often outside of their control, including weather conditions and natural disasters, construction delays, cost overruns, changes in governmental regulations, as well as availability and price fluctuations of land, labor and raw materials.

         The homebuilding industry is also subject to the potential for significant variability and fluctuations in real estate values. Although the Company believes the real estate assets currently reflected on the Company balance sheet are reasonable in amount given the size of the Company's business and are reflected at or below their fair value, no assurances can be given that write-downs to the net realizable value of some or all of the Company's assets will not occur if market conditions deteriorate, or that such write-downs, should they occur, will not be material in amount.

         Government Regulations and Environmental Controls. The Company is subject to a variety of Federal, state and local statutes, ordinances, rules and regulations concerning protection of health and the environment. These laws may result in delays, cause the Company to incur substantial compliance costs and prohibit or severely restrict development in certain environmentally sensitive regions or areas. Prior to purchasing a parcel of land, the Company's local management evaluates such land for the presence of hazardous or toxic materials, wastes or substances. The Company generally engages independent environmental engineers to complete such an evaluation. The Company has not been materially adversely affected to date by the presence or potential presence of such materials. However, no assurance can be given that such a material adverse affect will not occur in the future.

         Whether Fortress controls entitled or unentitled land, certain building and other permits, as well as approvals, are required to complete all residential developments. The ability of the Company to obtain necessary approvals and permits for its planned communities is often beyond the Company's control and could restrict or prevent the development of otherwise desirable property. The length of time necessary to obtain permits and approvals increases the carrying costs of unimproved land acquired for the purpose of development and construction. In addition, the continued effectiveness of permits already granted is subject to factors such as changes in policies, rules and regulations and their interpretation and application.

         Interest Rates; Mortgage Financing. Virtually all purchasers of the Company's homes finance their acquisitions through third-party lenders providing mortgage financing. In general, housing demand is adversely affected by increases in interest rates, unavailability of mortgage financing, increasing housing costs and unemployment levels. If mortgage interest rates increase and the ability of prospective buyers to finance home purchases is adversely affected, the Company's sales, gross margins and net income and the market price of the common stock may be adversely impacted. The Company's homebuilding activities are also dependent upon the availability and cost of mortgage financing for buyers of homes owned by potential customers so those customers ("move-up buyers") can sell their homes and purchase a home from the Company. In addition, the Company believes that the availability of FHA and VA mortgage financing is an important factor in marketing a number of its homes. Any limitation or restriction on the availability of such financing could adversely affect the Company's sales. Furthermore, changes in Federal income tax laws may affect demand for new homes. Recently, proposals have been publicly discussed to eliminate or limit the deductibility of mortgage interest for Federal income tax purposes and to eliminate or limit tax-free rollover treatment provided under current law where proceeds of the sale of a principal residence are reinvested in a new principal residence. Enactment of such proposals may have an adverse effect on the homebuilding industry in general, and demand for the Company's products in particular. No prediction can be made as to whether any such proposals will be enacted and, if enacted, the particular form such laws would take.

         Uncertainties Regarding Acquisitions. The Company expects to use the net proceeds from the transactions (the Transactions) contemplated by the Amended and Restated Stock Purchase Agreement dated as of September 30, 1997, as amended (the Stock Purchase Agreement) between the Company and Prometheus Homebuilders LLC (Prometheus), an affiliate of Lazard Freres Real Estate Investors, LLC (Lazard) primarily for the selective acquisition of established homebuilding companies. In evaluating potential acquisitions of homebuilders, the Company seeks transactions in which the financial results of the acquired company are expected to be accretive to the Company's earnings per share and financial ratios, on an historical pro forma basis and on a prospective basis. There can be no assurance that the Company will be able to make additional acquisitions of homebuilders which meet the Company's acquisition criteria or that additional acquisitions, or other uses of the net proceeds, will have a positive impact on the Company's earnings. Also, there can be no assurance that income from the acquisitions of additional homebuilders will exceed the cost to the Company of the securities issued by the Company under the Transactions. Thus, it is possible that the potential benefits to the Company and the stockholders from the Transactions may not be realized and that the Company's financial condition and results may not improve by using the net proceeds.

         Dilution. Under the Transactions, the Company has issued $40,000,000 initial liquidation value (40,000 shares) of Class AA Preferred Stock and Warrants for 375,000 shares of Common Stock and will issue $35,000,000 initial liquidation value (35,000 shares) of Class AB Preferred Stock, Warrants for 625,000 shares of Common Stock and Contingent Warrants which potentially provide for the issuance of between 380,952 and 5,714,286 shares of Common Stock. The Class AA Preferred Stock is convertible at the option of the holder into Common Stock at any time after issuance. The initial conversion price of $6.00 per share for the Class AA Preferred Stock is subject to decrease, at the option of the holder, between September 30, 2001 and September 30, 2003 if the average closing price of the Common Stock for the 60 days prior to such adjustment is $12.00 or less and the amount of adjustment will vary based on the average closing price of the Common Stock. The Class AB Preferred Stock will be convertible at the option of the holder into Common Stock on or after September 30, 2001. The conversion price will be equal to 95% of the average of the closing prices of the Common Stock for the 30 trading days commencing 45 trading days before the applicable conversion date. The Warrants will be exercisable between September 30, 1999 and September 30, 2004, at an exercise price of $7.00 per share of Common Stock, subject to adjustment. Between September 30, 2001 and September 30, 2003, the exercise price of the Warrants is subject to decrease, at the option of the holder, if the average closing price of the Common Stock is $12.00 per share or less for the 60 preceding days, and the number of shares of Common Stock into which the Warrants will convert upon exercise of the Warrants, is subject to increase if the average closing price of the Common Stock is $20.00 per share or less for the 60 preceding days. The Contingent Warrants would be exercisable at an exercise price of $.01 per share if between September 30, 2001 and September 30, 2003, the Adjustment Price (the average closing price of the Common Stock for 60 days preceding an election by the holder of the Class AA Preferred Stock to adjust the optional conversion price of such stock) is between $5.00 and $10.00 per share.

     The Class AA Preferred Stock has been and the Class AB Preferred Stock will be accounted for as equity when issued, net of the pro rata share of allocable issuance costs. Additionally, the five percent discount conversion feature of the Class AB Preferred Stock must be recognized for accounting purposes upon issuance of the Class AB Preferred Stock. This discount will be based on the market price of the Common Stock when the Class AB Preferred Stock is issued and will be amortized over the period from the issuance to the date that the security is first convertible, September 30, 2001. Based upon the current market price of the Common Stock and the current weighted average shares outstanding, if all of the Class AB Common Stock had been issued at the Second Closing, the impact would be an annual decrease in earnings per share of approximately $.04 per share through the year 2001. The issuance and conversion of the Class AA Preferred Stock and the Class AB Preferred Stock, the issuance and exercise of the Warrants, including the potential adjustments to increase the number of shares issuable upon exercise and to decrease the exercise price, and the issuance and exercise of the Contingent Warrants, which potentially provide for the issuance of between 380,952 and 5,714,286 shares of Common Stock at an exercise price of $.01 per share, could have the effect of further materially reducing the Company's earnings per share and diluting the economic interest of the Company's existing stockholders.

         The holders of Class AA Preferred Stock and Class AB Preferred Stock, voting as a single class, will have the exclusive right to elect three Preferred Stock Directors of a 15-member Board. A proportionate number of the Preferred Stock Directors will serve on each committee of the Board, except for the Executive Committee. the Executive Committee, which will have substantial operational authority, will consist of five member of which two will be Preferred Stock Directors. After the Second Closing, upon the occurrence of an Adverse Event (as defined), the holders of Class AA Preferred Stock and Class AB Preferred Stock, voting as a single class, will be entitled to elect additional Preferred Stock Directors sufficient to constitute a majority of the Board and all committees of the Board. In addition, holders of Class AA Preferred Stock and Class AB Preferred Stock will be entitled to vote on all matters voted on by holders of Common Stock, voting together with the Common Stock as a single class at all meetings of the stockholders, except that holders of Class ABII Preferred Stock (if any) will not be entitled to vote in the election of directors generally unless the market price of the Common Stock is less than $3.00 per share. Each share of Class AA Preferred Stock entitles its holder to cast the number of votes equal to the number of votes which could be cast in such vote by a holder of the number of shares of Common Stock into which such shares of Class AA Preferred Stock is convertible based on a price of $6.00 per share. Each share of Class AB Preferred Stock will entitle its holder to cast the number of votes equal to the number of votes which could be cast in such vote by a holder of the number of shares of Common Stock into which such share of Class AB Preferred Stock is convertible based on a price of $5.25 per share. Upon its purchase of $40,000,000 initial liquidation value (40,000 shares) of Class AA Preferred Stock and $35,000,000 initial liquidation value (35,000 shares) of Class AB Preferred Stock and 898,845 shares of Common Stock (from certain stockholders), Prometheus will have acquired an aggregate of up to approximately 57% of the total voting power of the Company except with respect to the election of directors generally. Such securities will have an aggregate of up to approximately 48.6% of the total voting power of the Company with respect to the election of directors generally (other than directors elected exclusively by holders of Class AA and Class AB Preferred Stock), subject to increase to up to approximately 57% if the market price of the Common Stock is less than $3.00 per share (based on the same assumptions as above). Prometheus may acquire additional voting power under certain circumstances including the conversion of Class AA Preferred Stock following an adjustment of the conversion price, the exercise of the 1,000,000 Warrants, subject to increase if the exercise price and the number of shares of Common Stock into which each Warrant will convert upon exercise are adjusted, and the exercise of the Contingent Warrants. Thus, the Transactions will have the effect of diluting the voting power of the existing stockholders.

         Change of Control. As described above, Prometheus will have substantial voting power from its acquisition of securities in the Transactions, including the right to elect under certain circumstances a majority of the Board, its Executive Committee and other committees. The holders of Class AA Preferred Stock and Class AB Preferred Stock will also have certain consent rights. To effect certain actions or transactions the consent of the holders of at least 66 2/3% of each of the Class AA Preferred Stock, the Class ABI Preferred Stock and the Class ABII Preferred Stock will be required. Further, under the Company's amended certificate of incorporation and bylaws, and the amended bylaws of the Company's subsidiaries, the Company will not, and will not permit any of its subsidiaries to, engage in or agree to engage in certain significant actions or transactions, without the affirmative vote of over 81% of the Board (the Supermajority Director Approval) or the affirmative vote of over 81% of the members of the Executive Committee (Supermajority Executive Committee Approval). Therefore, the Company will need the approval of at least one of the three Preferred Stock Directors (together with 12 non-Preferred Stock Directors) or the unanimous approval of the Executive Committee, including two Preferred Stock Directors, to engage in significant actions or transactions. As a result, Prometheus will have substantial influence over; and could under certain circumstances exercise effective control of, the direction and management of the Company and the conduct of its business. There can be no assurance that the influence and participation of Prometheus and the Preferred Stock Directors in the direction and management of the Company will have a positive effect on the Company's financial performance and condition.

         Anti-takeover Effects. Prometheus's representation on the Board and the Executive Committee, its voting rights, its consent rights, the requirements of Supermajority Director Approval and Supermajority Executive Committee Approval for certain significant actions and transactions, the amendments to the certificate of incorporation increasing the amount of authorized Common Stock and other aspects of the Transactions could have anti-takeover effects. Certain provisions of Delaware law and of the Company's Amended and Restated Certificate of Incorporation could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. Such provisions could deter, delay or prevent tender offers or other takeover proposals or attempts that might result in benefits to stockholders including the payment to stockholders of a premium over the market price of the Common Stock.

         Shares Eligible for Future Sale. The Company has outstanding 11,611,498 shares of Common Stock, of which approximately 8,400,000 shares are freely tradable without restriction (including shares subject to this Prospectus) and approximately 3,200,000 shares are saleable subject to certain volume and other restrictions of Rule 144 under the Securities Act. In addition, at least 8,181,976 shares are issuable upon the conversion of the Company's outstanding classes of preferred stock and at least 923,323 shares are issuable upon exercise of currently exercisable options and warrants. Additional shares would be issuable upon the adjustment and conversion of the Class AA Preferred Stock, the sale and conversion of the Class AB Preferred Stock, the adjustment and exercise of the outstanding Warrants, the issuance, adjustment and exercise of the additional Warrants and the issuance, adjustment and exercise of the Contingent Warrants. See "Dilution." Sale of substantial amounts of such shares in the public market or the prospect of such sales could materially adversely affect the market price of the Common Stock.

         Employees and Subcontractors. As of September 30, 1997, the Company employed 568 (538 full-time and 30 part-time) persons, including corporate staff and other personnel involved in sales, construction management and customer service. Although none of the Company's employees are covered by collective bargaining agreements, many of the subcontractors and suppliers which the Company engages in various markets are represented by labor unions or are subject to collective bargaining agreements. The Company believes that its relations with its employees, subcontractors and suppliers are good.

         The Company's operations are dependent on the continued efforts of its executive officers and on senior management of the Company. In addition, the operations of each subsidiary are dependent upon the senior management of the acquired builders. If any of these people become unable to continue in their present roles, or if the Company is unable to attract and retain other skilled employees, the Company's business could be adversely affected.

                          PRICE RANGE OF COMMON STOCK


         The Common Stock has traded on the Nasdaq National Market since May 16, 1996. On March 19, 1998, the sale price of the Common Stock was $5.00 per share. The following table sets forth the range of high and low sale prices for the Common Stock, as reported on the Nasdaq National Market, for the period from May 16, 1996, the date of the Company's initial public offering, through March 19, 1998.


                                                   High               Low
                                                   ----               ---
          1996
             Second quarter(1)                     $9.25             $8.75
             Third quarter                         $9.00             $7.75
             Fourth quarter                        $8.00             $4.56

          1997
             First quarter                         $6.88             $5.25
             Second quarter                        $6.63             $4.88
             Third quarter                         $6.50             $4.50
             Fourth quarter                        $5.25             $4.00

          1998
             First quarter(2)                      $5.50             $4.25


         --------------
         (1) The Company's common stock commenced trading on May 16, 1996 at $9.00 per share.
         (2)  January 1 through March 19, 1998.


         The number of record holders of the Common Stock as of March 12, 1998 was 91, which does not include beneficial owners who hold the Common Stock in street name.


                                USE OF PROCEEDS

         The sale of the Common Stock offered hereby is for the account of the Selling Securityholders. Accordingly, the Company will not receive any of the proceeds from the sale by the Selling Securityholders of the Common Stock.

                            SELLING SECURITYHOLDERS


         The table below sets forth information regarding the beneficial ownership of the Common Stock by the Selling Securityholders as of March 19, 1998 and is adjusted to reflect the sale of Common Stock offered hereby.



                                     Relationship                    Shares Owned           Shares           Shares Owned
Name                               With the Company               Before the Offering   Being Offered     After the Offering
----                               ----------------               -------------------   -------------     ------------------
S.A. Mallard, LP                                                         65,000.00         65,000.00               0
D.W. Hutson
     Construction Co.(1)                                                396,560.00        396,560.00               0
Don A. Galloway(2)           President, Don Galloway Homes              600,000.00        600,000.00               0
Lanold W. Caldwell           President/CEO, Sunstar Homes               382,628.00        382,628.00               0
Lawrence J. Witek            Director; Executive Vice
                                  President/COO, Sunstar Homes          367,628.00        367,628.00               0
Thomas B. Buffington         Director; President, Buffington
                                  Homes                                 664,263.50        664,263.50               0
James Giddens
  and Karen Giddens          President, Central Texas/San
                                  Antonio Division, Buffington Homes    332,132.25        332,132.25               0
Edward A. Kirkpatrick
  and Lori M. Kirkpatrick    President, Austin Division,
                                  Buffington Homes                      301,974.25        301,974.25               0
Robert R. Short              Director; President,
                                  The Genesee Company                 1,569,517.00      1,569,517.00               0
J. Christopher Stuhmer       Director; President,
                                  Christopher Homes                   1,509,409.00      1,509,409.00               0
Charles W. Arnold, III(1)    Vice President/Purchasing/Construction,
                                  DW Hutson Construction Company          3,280.00          3,280.00               0
Charles W. Arnold, Jr.(1)    General Counsel to DW Hutson
                                  Construction Company                    6,380.00          6,380.00               0
Dana Skaff(1)                Former Drafter, DW Hutson Construction
                                  Company                                   500.00            500.00               0
Dorothy Scott(1)                                                          1,680.00          1,680.00               0
John Zakoske(1)              Vice President/Chief Financial Officer,
                                  DW Hutson Construction Company          2,000.00          2,000.00               0
Raymond McDonald(1)          Former Vice President/Office Manager,
                                  DW Hutson Construction Company          2,920.00          2,920.00               0
Jennifer Grant(1)            Drafter, DW Hutson Construction Company      1,800.00          1,800.00               0
Patricia DeCrosta(1)         Closing Agent, DW Hutson Construction
                                  Company                                 1,660.00          1,660.00               0
Phillip Daniel(1)            Vice President/Regional Construction
                                  Manager, DW Hutson Construction
                                  Company                                 3,240.00          3,240.00               0
David Hinson(1)              Vice President/Director of Construction,
                                  DW Hutson Construction Company          3,360.00          3,360.00               0
Raymond Crosby(1)            Drafting Manager, DW Hutson Construction
                                  Company                                 3,300.00          3,300.00               0
Sherry Kehoe(1)              Closing Agent, DW Hutson Construction
                                  Company                                 2,780.00          2,780.00               0
Donald Hinson(1)             President, DW Hutson Construction
                                  Company                                 4,060.00          4,060.00               0
Kimberly Hutson(1)           Former Vice President/Closing Agent,
                                  DW Hutson Construction Company         13,760.00         13,760.00               0
Nancy Hutson(1)              Former Vice President, DW Hutson
                                  Construction Company                   10,860.00         10,860.00               0
David Hutson(1)                                                         115,500.00        115,500.00               0
                                                                      ------------      ------------               -
         TOTAL                                                        6,366,192.00      6,366,192.00               0

------------------------------------
(1) Shares issuable upon the conversion of preferred stock based on the current market price.

(2)   Shares issuable upon the conversion of preferred stock.


         Because a Selling Securityholder may offer by this Prospectus all or some part of the Common Stock which it holds, no estimate can be given as of the date hereof as to the amount of Common Stock actually to be sold by a Selling Securityholder or as to the amount of Common Stock that will be held by a Selling Securityholder upon the termination of such offering. See "Plan of Distribution."

                              PLAN OF DISTRIBUTION

         Any or all of the Common Stock offered hereby may be sold from time to time to purchasers directly by a Selling Securityholder. Alternatively, a Selling Securityholder may from time to time offer any or all of the Common Stock to or through underwriters, dealers, brokers or other agents. In addition, the Selling Securityholders and/or any underwriter, broker, dealer or other agent may engage in hedging transactions with respect to the Common Stock. In connection with such transactions, shares of Common Stock offered hereby may be sold or delivered to cover any short positions resulting from such transactions. The Company will receive no proceeds from the sale of the Common Stock offered hereby.

         The Common Stock offered hereby may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by a Selling Securityholder or by agreement between a Selling Securityholder and its underwriters, dealers, brokers or other agents.

         Any underwriters, dealers, brokers or other agents to or through whom Common Stock offered hereby is sold may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a Selling Securityholder and/or purchasers of Common Stock for whom they may act as agent or to whom they may sell as principal, or both (which compensation to a particular underwriter, broker, dealer or other agent might be in excess of customary commissions). In addition, a Selling Securityholder and any such underwriters, dealers, brokers or other agents may be deemed to be underwriters under the Securities Act, and any profits on the sale of Common Stock by them and any discounts, commissions or concessions received by any of such persons may be deemed to be underwriting discounts and commissions under the Securities Act. Those who act as underwriter, broker, dealer or other agent in connection with the sale of the Common Stock will be selected by a Selling Securityholder and may have other business relationships with the Company and its subsidiaries or affiliates in the ordinary course of business. The Company cannot presently estimate the amount of any such discounts, commissions or concessions. The Company knows of no existing arrangements between the Selling Securityholders and any underwriter, dealer, broker or other agent.

         At any time a particular offer of Common Stock is made by a Selling Securityholder, if required, a Prospectus Supplement will be distributed which will set forth the identity of, and certain information relating to, such Selling Securityholder, the aggregate amounts of Common Stock being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or other agents, any discounts, commissions and other items constituting compensation from such Selling Securityholder and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such Prospectus Supplement and, if necessary, a post-effective amendment to the Registration Statement of which this Prospectus is a part will be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of the Common Stock.

         To comply with certain states' securities laws, if applicable, the Common Stock offered hereby may be sold in such states only through brokers or dealers. In addition, in certain states the Common Stock may not be sold unless it has been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with.

                                 LEGAL MATTERS

         The validity of the Common Stock offered hereby will be passed upon for the Company by Arent Fox Kintner Plotkin & Kahn, PLLC, Washington, D.C.


                                    EXPERTS

         The audited historical financial statements incorporated by reference in this Prospectus to the Annual Report on Form 10-K for the period ended December 31, 1996, the Current Report on Form 8-K, dated March 17, 1997 and as amended by Amendment No. 1 dated May 15, 1997, and the Current Report on Form 8-K, dated September 10, 1997 and as amended by Amendment No. 1 dated November 10, 1997, and the Proxy Statement dated February 19, 1998 have been so incorporated in reliance on the reports of Price Waterhouse LLP and Hein + Associates LLP, independent accountants, given on the authority of said firms as experts in auditing and accounting.



         The financial statements of Solaris Development Corporation included in the Annual Report (Form 10-K) of The Fortress Group, Inc. for the year ended December 31, 1996 and in the Proxy Statement of The Fortress Group, Inc. dated February 19, 1998 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

         Set forth below is an estimate of the approximate amount of the fees and expenses payable by the Registrant.


 Securities and Exchange Commission registration fee.............    $9,440
 *Accounting fees and expenses...................................     3,000
 *Legal fees and expenses........................................    10,000
 *Printing and engraving expenses................................       700
 *Miscellaneous expenses.........................................       200
                                                                    -------

                      Total......................................   $23,340
                                                                    =======

----------------

* Estimated


Item 15.  Indemnification of Directors and Officers.

         Section 145 of the Delaware General Corporation Law, as amended (the
DGCL), provides that a corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.

         Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

         The Registrant has entered into Indemnification Agreements with its directors and officers which require indemnification in certain circumstances, establish specific payment procedures and provide certain other rights to such persons.

Item 16.  Exhibits.

Number     Description

2.1        Amended and Restated Purchase Agreement among the Company;
           Whittaker Construction, Incorporated; RRKTG Lumber, Inc.; Lewis and Clark Title Company and person named therein (incorporated herein by reference to Exhibit 2.1 to the Company's Form 8-K dated March 16, 1998).

3.1 Amended and Restated Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1 to the Company's Registration Statement on Form S-1 File No. 333-2332).

3.2 Certificate of Amendment of Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1(a) to Amendment No. 3 to the Company's Registration Statement on Form S-1 File No. 333-2332).

3.3 Certificate of Amendment of Certificate of Incorporation of the Company, effective March 6, 1998 (incorporated herein by reference to Exhibit 3.1 to the Company's Form 8-K dated March 16, 1998).

3.4 Amendments to the Company's By-laws, effective March 6, 1998 (incorporated herein by reference to Exhibit 3.2 to the Company's Form 8-K dated March 16, 1998).

4.1 Stockholders' Agreement, dated as of April 15, 1996, by and among the Company and certain shareholders (incorporated herein by reference to Exhibit 10.7 to Amendment No. 1 to the Company's Registration Statement on Form S-1 File No. 333-2332).

4.2 Certificate of Amendment of Certificate of Designations, Preferences and Relative, Participating, Optional and Other Special Rights of Preferred Stock and Qualifications, Limitations and Restrictions thereof of Class AA Convertible Preferred Stock of the Company (incorporated herein by reference to Exhibit 4.5 to the Company's Form 8-K dated March 16, 1998).

4.3 Amended and Restated Warrant Agreement by and between the Company and Prometheus Homebuilders LLC (incorporated herein by reference to Exhibit 4.6 to the Company's Form 8-K dated March 16, 1998).

4.4 Amended and Restated Stockholders Agreement by and among the Company, Prometheus Homebuilders, LLC and the Stockholders named therein (incorporated herein by reference to Exhibit 4.7 to the Company's Form 8-K dated March 16, 1998).

4.5 Amended and Restated Registration Rights Agreement by and between the Company and Prometheus Homebuilders, LLC
           (incorporated herein by reference to Exhibit 4.8 to the Company's Form 8-K dated March 16, 1998).

5 Opinion of Arent Fox Kintner Plotkin & Kahn, PLLC as to the legality of the Common Stock being registered (filed herewith).

10 Second Amended and Restated Stock Purchase Agreement dated as of February 19, 1998 by and between the Company and Prometheus Homebuilders LLC (incorporated by reference to Exhibit 10 to the Company's Form 8-K dated March 16, 1998).

23.1       Consent of Arent Fox Kintner Plotkin & Kahn, PLLC
           (included in Exhibit 5).

23.2       Consent of Price Waterhouse LLP (filed herewith).

23.3       Consent of Ernst & Young LLP (filed herewith).

23.4       Consent of Hein + Associates LLP (filed herewith).

24         Power of Attorney of the Board of Directors (previously filed).


Item 17.  Undertakings.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to the directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15 or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of McLean, State of Virginia, on this 20th day of March, 1998.


                                  THE FORTRESS GROUP, INC.


                                  By:  /s/ James J. Martell, Jr.
                                      --------------------------
                                      James J. Martell, Jr., President and
                                      Chief Executive Officer

                                POWER OF ATTORNEY




         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on March 20, 1998.


              Signatures                                                        Title
----------------------------------------    ------------------------------------------------------------------------

        /s/ J. Marshall Coleman*            Chairman of the Board and Director
----------------------------------------
          J. Marshall Coleman

       /s/ James J. Martell, Jr.*           President, Chief Executive Officer and Director
----------------------------------------
         James J. Martell, Jr.

         /s/ George C. Yeonas*              Chief Operating Officer and Director
----------------------------------------
           George C. Yeonas

         /s/ Jamie M. Pirrello*             Chief Financial Officer
----------------------------------------
           Jamie M. Pirrello

       /s/ Thomas B. Buffington*            Director
----------------------------------------
         Thomas B. Buffington

                                            Director
----------------------------------------
        J. Christopher Stuhmer

        /s/ Lawrence J. Witek               Director
----------------------------------------
           Lawrence J. Witek

           /s/ Robert Short*                Director
----------------------------------------
             Robert Short

                                            Director
----------------------------------------
             Mark L. Fine

                                            Director
----------------------------------------
           Robert P. Freeman

                                            Director
----------------------------------------
            Murry N. Gunty

                                            Director
----------------------------------------
          James D. Klingbeil

                                            Director
----------------------------------------
           Edward J. Mathias

                                            Director
----------------------------------------
           Steven D. Rivers

        /s/ William A. Shutzer*             Director
----------------------------------------
          William A. Shutzer

         /s/ Charles F. Smith*              Director
----------------------------------------
           Charles F. Smith


*Signed by James J. Martell, Jr. pursuant to power of attorney previously filed.



        /s/ James J. Martell, Jr.
----------------------------------------